                              GADSBY & HANNAH LLP
                               125 SUMMER STREET
                             BOSTON, MA 02110-1617

                                                              July 1, 1996

Shared Technologies Fairchild Communications Corp.
100 Great Meadow Road
Wethersfield, CT 06109

Re: Shared Technologies Fairchild Communications Corp. $114,999,174 12 1/4% Senior Subordinated Discount Notes due 2006

Ladies and Gentlemen:

  We have acted as special counsel to Shared Technologies Fairchild Communications Corp., a Delaware corporation (the "Issuer") in connection with the Registration Statement on Form S-4 of the Issuer, filed on April 25, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), as amended by Pre-Effective Amendment No. 1 on June 25, 1996 (the "Registration Statement"). The Registration Statement relates to $114,999,174 aggregate principal amount of the Issuer's 12 1/4% Senior Subordinated Discount Notes due 2006 (the "New Notes") to be offered in exchange for an equal principal amount of the Issuer's outstanding 12 1/4% Senior Subordinated Discount Notes due 2006 (the "Old Notes"), pursuant to a Prospectus (the "Prospectus") contained in the Registration Statement.

  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Certificate of Incorporation and By-laws of the Issuer, as amended through the date hereof,
(b) certain records of proceedings of the Board of Directors of the Issuer,
(c) the Registration Statement, (d) the Indenture dated as of March 1, 1996 (the "Indenture"), between the Issuer, Shared Technologies Fairchild Inc. ("STFI"), various subsidiaries of STFI listed therein, and United States Trust Company of New York, as Trustee (the "Trustee").

  Based on the foregoing, we are of opinion that the New Notes, when duly executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Issuer in exchange for an equal principal amount of Old Notes, will be duly issued and will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture; and that the statements contained in the Prospectus under the heading "Certain Federal Income Tax Considerations" accurately represent the opinion of counsel with respect to the material United States Federal income tax consequences to U.S. Holders (as defined in the Prospectus) involving or related to (a) original issue discount and (b) the exchange of Old Notes for New Notes.

  We are admitted to practice only in the Commonwealth of Massachusetts and, accordingly, we do not express any opinion as to matters governed by any laws other than the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

  We hereby consent to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon certain legal matters in connection with the issuance of the New Notes and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          Gadsby & Hannah LLP